Exhibit 99.2

               PeopleSupport Announces Stock Repurchase

    LOS ANGELES--(BUSINESS WIRE)--Aug. 7, 2007--PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore business process outsourcing (BPO) provider, today announced that its Board of Directors has authorized a stock repurchase program which will be implemented under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of up to $25.0 million of its common stock.

    "We believe this stock repurchase program is an appropriate use of corporate assets for the benefit of our shareholders," said Lance Rosenzweig, PeopleSupport CEO and Chairman. "Our strong cash position of $135.4 million at the end of June 30, 2007, allows us to repurchase stock, as well as to continue to invest in our operations and pursue strategic growth initiatives."

    About PeopleSupport

    PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,600 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 9,300 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

    Forward Looking Statements

    Certain statements in this press release, including without limitation, those related to anticipated purchases under the company's stock repurchase program are forward looking. The company bases these statements on management's beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause the company's performance, stock price and volume of shares repurchased under its repurchase plan to vary. Factors that could cause variations include: the company's dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company's services; competitive conditions in the markets the company serves; the company's ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.

    CONTACT: PeopleSupport, Inc.
             Peter Hargittay
             Director of Marketing & Investor Relations
             310-824-6182
             Fax: 310-824-6299
             phargittay@peoplesupport.com
             www.peoplesupport.com